UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 16, 2007

Simon Property Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14469	04-6268599
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
National City Center
225 W. Washington St.
Indianapolis, IN 46204
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 636-1600
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

Merger Agreement

On February 16, 2007, SPG-FCM Ventures, LLC (“SPG-FCM”), a newly formed joint venture owned 50% by an entity owned by Simon Property Group, Inc. (“SPG”) and funds managed by Farallon Capital Management, L.L.C. (“Farallon”) executed an Agreement and Plan of Merger, dated as of February 12, 2007 (the “Merger Agreement”), with The Mills Corporation (“Mills”) and The Mills Limited Partnership (“Mills LP”).

Under the terms of the Merger Agreement, SPG-FCM will acquire Mills through a tender offer, at a price of $25.25 in cash per share (the “Offer Price”), for all outstanding shares of Mills common stock. The tender offer will be followed by a merger, in which all common shares not acquired in the tender offer will be converted into the right to receive the Offer Price. Completion of the tender offer will be subject to the valid tender of a number of shares of Mills common stock that, when added together with any shares of Mills common stock already owned by SPG, Farallon and their respective controlled subsidiaries, represents a majority of the outstanding shares of Mills common stock, on a fully diluted basis. Completion of the tender offer is also subject to other customary conditions, including the absence of injunctions or illegality, receipt of a tax opinion, and the absence of a material adverse effect on Mills. Holders of shares of preferred stock of Mills will receive cash in an amount equal to the liquidation preference of their shares following the completion of the merger.

Holders of common units of Mills LP will receive the Offer Price per unit in cash at the completion of the merger, and Merger LP will merge into Mills LP. Certain eligible Mills LP unitholders will have the option to exchange their Mills LP units for limited partnership units of Simon Property Group, L.P. (“Simon OP”) based upon a fixed exchange ratio of 0.211 Simon OP units for each unit of Mills LP. If offering this election would reasonably be expected to delay the closing of the merger, then these eligible holders will instead receive a preferred limited partnership unit in Mills LP, which will carry only the right to elect the cash Offer Price or the Simon OP units offered to holders in the merger.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Mills, Mills LP or SPG-FCM. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by Mills and Mills LP to SPG-FCM in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Mills and Mills LP, on the one hand, and SPG-FCM, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Mills, Mills LP or SPG-FCM.

In connection with the Merger Agreement, Simon OP and Farallon entered into equity commitment letters, dated as of February 12, 2007 with SPG-FCM. The Equity Commitments provide that each of Simon OP and Farallon will provide at least $650 million in equity financing to SPG-FCM immediately prior to the closing of the tender offer (or, if earlier, the closing of the merger). If additional funds are required to complete the tender offer or the merger, Simon OP has agreed to provide those funds to SPG-FCM in the form of debt financing.

Credit Agreement

On February 16, 2007, in connection with the execution of the Merger Agreement, SPG, through Simon OP, entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Mills, Mills LP and certain subsidiaries of Mills. Simon OP will serve as Administrative Agent (the “Administrative Agent”) and Collateral Agent for the Credit Agreement.

The Credit Agreement provides a senior secured term loan in a principal amount of approximately $1,188 million (the “Term Loan”) and a revolving loan facility to Mills LP in an aggregate principal amount not to exceed approximately $365 million (the “Revolving Facility,” and together with the Term Loan the “Credit Facilities”). The proceeds of the Credit Facilities were used to repay amounts and certain fees due upon the termination of an agreement with a potential prior purchaser of Mills. The Credit Agreement will be also provide funds for working capital requirements and general corporate purposes of Mills LP and its subsidiaries in accordance with an approved budget. To the extent permitted by existing contractual obligations, the Credit Facilities are or will be secured by substantially all of the assets of Mills LP, as well as all equity interests owned by Mills, Mills LP and certain of their subsidiaries in material operating properties. Subject to certain exceptions, the Credit Facilities are or will be guaranteed by all material subsidiaries of Mills and Mills LP that are permitted to do so in accordance with existing contractual obligations.

The Credit Facilities will have a maturity of February 16, 2008, which date may be extended if the termination date of the Merger Agreement is similarly extended.

The Credit Facilities will bear interest at LIBOR plus 270 basis points, with the underlying LIBOR rate being reset monthly. If the Merger Agreement is terminated, other than for a breach of the Merger Agreement by SPG-FCM, the Credit Facilities will thereafter bear interest at LIBOR plus 575 basis points. In connection with the entry into the Credit Agreement, Mills and Mills LP agreed to pay a fee to Simon OP of approximately $23 million, 66% of which was paid upon entry into the Credit Agreement, and the balance of which is payable upon the earlier of (a) August 16, 2007, (b) the effective time of the merger and (c) the date on which the Merger Agreement is terminated and all outstanding loans under the Credit Agreement are repaid in full.

The Credit Agreement requires compliance, within certain variances, with an agreed budget. The Credit Agreement generally contains covenants, mandatory prepayment requirements and events of default. In the case of any event of default that occurs while the Merger Agreement is in effect (and prior to 60 days after the effective time of the merger), the lenders under the Credit Agreement are prohibited from exercising default remedies unless the event of default in question is attributable to a payment default, a bankruptcy event, an acceleration of certain other material indebtedness, or a willful and intentional breach of the Credit Agreement. As was the case under the Brookfield Credit Agreement, the applicable interest rate under the Credit Agreement is increased by 3% following the occurrence of any event of default.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01     Other Events.

On February 16, 2007, SPG, Farallon, and Mills issued a joint press release announcing that they had entered into the Merger Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

Exhibit No	Description
2.1

Agreement and Plan of Merger, dated as of February 12, 2007, by and among SPG-FCM Ventures, LLC, SPG-FCM Acquisition, Inc., SPG-FCM Acquisition, L.P., The Mills Corporation, and The Mills Limited Partnership (incorporated by reference to Exhibit 2.1 of The Mills Corporation and The Mills Limited Partnership Form 8-K filed on February 16, 2007)*

10.1

Credit and Guaranty Agreement, dated as of February 16, 2007, by and among The Mills Limited Partnership, as Borrower, The Mills Corporation, as Parent, certain of its subsidiaries, as Guarantors, the Lenders party thereto, and Simon Property Group, L.P., as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 2.1 of The Mills Corporation and The Mills Limited Partnership Form 8-K filed on February 16, 2007)*

99.1

Press Release issued jointly by The Mills Corporation, Simon Property Group, Inc., and Farallon Capital Management, L.L.C., on February 16, 2007 (incorporated by reference to Exhibit 99.1 of the registrant Form 8-K filed on February 16, 2007)*

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants hereby undertake to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This release contains forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the tender offer and the merger. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2007
SIMON PROPERTY GROUP, Inc.

	By:	/s/ Stephen E. Sterrett
		Name:	Stephen E. Sterrett
		Title:	Executive Vice President and Chief
Financial Officer

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